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                                                                   EXHIBIT 5.1


          OPINION OF COUNSEL REGARDING LEGALITY AND CONSENT OF COUNSEL

                      [LETTERHEAD OF FULLER & HENRY P.L.L.]





                                  June 16, 1998

Centrum Industries, Inc.
6135 Trust Drive, Suite 104A
Holland, Ohio  43528

                  Re:      Registration Statement on Form S-8:
                           Individual Stock Option Agreements with
                           Directors and Employees

Ladies and Gentlemen:

                  We have acted as special counsel to Centrum Industries, Inc. (the "Company") in connection with the registration with the Securities and Exchange Commission of Form S-8 (the "Registration Statement") relating to 434,100 shares of the Company's Common Stock, $.05 par value (the "Shares"). The Shares are issuable upon exercise of options granted pursuant to individual option agreements with the individuals named in the Registration Statement (collectively, the "Agreements"). For purposes of this opinion letter, our examination has been limited to a review of originals (or copies identified to our satisfaction as true copies of originals) of the following documents:

                  1. the Certificate of Incorporation, as amended, of the Company certified as of a recent date by the Secretary of State of Delaware, and a certificate of such Secretary as of a recent date as to the good standing of the Company in the State of Delaware;

                  2. the Bylaws, as amended, of the Company, certified by the Secretary of the Company;

                  3. the corporate records of the Company relating to the approval of the options granted pursuant to the Agreements;

                  4.  a form of Agreements; and

                  5.  the Registration Statement.

                  In rendering the opinion set forth below, we have assumed without any investigation (1) the legal capacity of each natural person executing an Agreement and (2) the genuineness of each signature, the completeness of each document submitted to us as an original and the conformity with the original of each document submitted to us as a copy.


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Centrum Industries                      2                         June 16, 1998



                  We are opining herein as to the effect on the transactions contemplated by the Agreements of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

                  Based on and subject to the foregoing, it is our opinion that the Shares have been duly authorized and, when issued and delivered against receipt of the consideration therefore in accordance with the terms and conditions of the applicable Agreement, will be validly issued, fully paid and nonassessable.

                  This opinion is limited to matters set forth herein and no opinion is intended or may be inferred beyond those expressly stated herein.

                  We consent to the use of this opinion in the Registration Statement and to the reference to our firm under the heading "Interests of Named Experts and Counsel" in the Registration Statement.

                                                Very truly yours,

                                                /S/ FULLER & HENRY P.L.L.

                                                FULLER & HENRY P.L.L.